Exhibit 99.1

The Men’s Wearhouse, Inc. News Release
For Immediate Release
MEN’S WEARHOUSE REPORTS
FISCAL 2010 SECOND QUARTER RESULTS
•	Q2 2010 GAAP diluted EPS was $0.80 and adjusted diluted EPS was $0.83 compared with Q2 2009 GAAP diluted EPS of $0.75

•	Company provides guidance for third quarter of fiscal 2010

•	Conference call at 5:00 pm Eastern today
HOUSTON — September 8, 2010 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the second quarter ended July 31, 2010.
Second Quarter Sales Summary — Fiscal 2010

					Total Sales	Comparable Store Sales
	U.S. dollars, in millions				Change %	Change %
	Current Year		Prior Year			Current Year		Prior Year

Total Company	$537.0	(a)	$526.2	(a)	2.0%
MW	$367.4	(b)	$359.0	(b)	2.3%	2.7	%(c)	-2.0	%(c)
K&G	$87.6		$93.6		-6.4%	-4.6%		-3.6%
United States	$465.4		$461.0		1.0%	1.2%		-2.4%
Moores	$71.6		$65.2		9.7%	0.6	%(d)	-3.4	%(d)
Year-To-Date Sales Summary — Fiscal 2010

					Total Sales	Comparable Store Sales
	U.S. dollars, in millions				Change %	Change %
	Current Year		Prior Year			Current Year		Prior Year

Total Company	$1,010.5	(a)	$990.3	(a)	2.0%
MW	$685.7	(b)	$670.0	(b)	2.3%	2.6	%(c)	-4.4	%(c)
K&G	$185.8		$198.1		-6.2%	-4.8%		-0.6%
United States	$891.5		$886.0		0.6%	0.9%		-3.5%
Moores	$118.9		$104.3		14.0%	0.5	%(d)	-3.7	%(d)

(a)	Due to rounded numbers total company may not sum.

(b)	Total sales from retail stores and ecommerce.

(c)	Comparable store sales do not include ecommerce.

(d)	Comparable store sales change is based on the Canadian dollar.

GAAP diluted earnings per share were $0.80 for the second quarter ended July 31, 2010. Adjusted diluted earnings per share were $0.83 after excluding $2.7 million ($1.7 million after tax or $0.03 per diluted share outstanding) in acquisition costs related to the Company’s acquisition of Dimensions Clothing Limited (“Dimensions”) and certain assets of Alexandra plc (“Alexandra”) on August 6, 2010. This compares to diluted earnings per share guidance given June 9, 2010 of $0.75 to $0.78. Prior year second quarter GAAP diluted earnings per share were $0.75.
SECOND QUARTER REVIEW
Total Company sales increased 2.0% for the quarter.
•	Clothing product sales, representing 67.5% of fiscal second quarter 2010 total net sales, decreased 0.6% due mainly to a decrease in store traffic levels at Men’s Wearhouse and a decrease in the average transaction value at K&G.

•	Tuxedo rental sales, representing 26.5% of fiscal second quarter 2010 total net sales, increased 10.0% due mainly to an increase in units rented.
Gross margin before occupancy costs, as a percentage of total net sales, increased 226 basis points from 59.1% to 61.3%. Clothing product margins, as a percentage of related sales, increased 224 basis points due primarily to different promotional offerings, as well as the mix of products on promotion, in 2010 compared to 2009 and lower product costs. Tuxedo rental margins, as a percentage of related sales, increased 111 basis points due primarily to a decrease in rental product retirement costs in 2010.
Occupancy costs decreased, as a percentage of total net sales, by 89 basis points from 13.9% to 13.0%. On an absolute dollar basis, occupancy costs decreased 4.5% from $73.1 million in the prior year to $69.8 million due primarily to lower depreciation costs.
Selling, general and administrative expenses were $191.2 million. The prior year quarter included a cumulative adjustment of $3.1 million for gift card breakage income. Excluding this other income, SG&A expense was $177.0 million in the prior year quarter. During the current quarter, the Company incurred $2.7 million in costs associated with the August 6, 2010 acquisition of Dimensions and certain assets of Alexandra. Excluding these costs, second quarter SG&A expenses were $188.5 million or an increase of 6.5% to the adjusted prior year quarter. The increase is primarily due to increased marketing costs and increased employee benefit costs. As a percentage of total net sales, adjusted SG&A increased 146 basis points from 33.6% to 35.1%.
Operating income was $68.4 million. Excluding $2.7 million in costs associated with the acquisitions, operating income was $71.1 million or 13.2% of total net sales compared to operating income of $63.9 million or 12.1% of total net sales for the same period last year.
The effective tax rate for second quarter fiscal 2010 was 37.6%.
Cash and cash equivalent balances as of the end of the second quarter of 2010 were $281.5 million.

Total inventories of $416.4 million declined 3.3% from the prior year second quarter of $430.8 million.
Current maturities of long-term debt were $45.2 million as of the end of the second quarter of 2010.
THIRD QUARTER 2010 HIGHLIGHTS AND GUIDANCE
Dimensions and Alexandra Acquisitions
On August 6, 2010, the Company acquired Dimensions and certain assets of Alexandra, two leading providers of corporate clothing uniforms and workwear in the United Kingdom, for total cash consideration of approximately £61 million (US$97.8 million). The combined businesses are organized under a UK-based holding company of which Men’s Wearhouse controls 86% and certain existing shareholders of Dimensions controls 14%.
The financial results of the combined operations, excluding integration and transaction costs, are expected to be neutral to $0.01 accretive to the Company’s 3Q FY 2010 diluted earning per share. Total sales of the combined operations are expected in a range of US$49 million to US$51 million. Transaction costs and integration expenses for third quarter are expected to be $1.8 million ($1.1 million after tax and non-controlling interest or $0.02 per diluted share outstanding).
Tuxedo Distribution Closures
In late August 2010, a decision was made by the Company to cease tuxedo distribution operations in November 2010 at four of the eleven facilities that we currently use for tuxedo distribution. The operations at these four facilities will be assumed by other tuxedo distribution facilities in our system allowing us to more effectively manage our tuxedo rental operations.
In the third quarter, we expect a charge of approximately $2.2 million ($1.5 million after tax or $0.03 per diluted share outstanding) consisting primarily of severance payments and fixed asset write-offs. In the fourth quarter, we expect an additional charge of approximately $0.6 million consisting primarily of severance payments, fixed asset write-offs and facility remediation.
The expected benefit to fiscal 2011 as a result of these closures would be a reduction in operating costs of approximately $4.0 million.

Third Quarter Financial Guidance Summary
For the third quarter of the fiscal year, GAAP diluted earnings per share are expected to be in a range of $0.35 to $0.42. Adjusted diluted earnings per share are expected to be in a range of $0.40 to $0.47 excluding transaction costs and integration expenses of $1.8 million ($1.1 million after tax and non-controlling interest or $0.02 per diluted share outstanding) and $2.2 million in tuxedo distribution closure costs ($1.5 million after tax or $0.03 per diluted share outstanding).

	Historical
	Actual	Guidance
	3Q FY 2009	3Q FY 2010
Total Sales	+0.5%	+ low double digits (1)
Comparable Store Sales (2)
MW	-0.2%	+ low to mid single digit
K&G	-1.1%	- mid single digit
Moores	+1.9%	Flat
Gross Profit Growth Rate	-0.0%	+ low double digits (3)
S G & A Expense Growth Rate	-2.6% (4)	+ low double digits (5)
Effective Tax Rate	34.51%	31.30% (6)
Shares Outstanding (millions)	52.442	52.811
GAAP Diluted EPS	$0.37	$0.35 to $0.42
Adjusted Diluted EPS		$0.40 to $0.47 (5)
Foreign Exchange Conversion (avg.)
US Dollar to GBP	n/a	1.53
US Dollar to Canadian Dollar	0.93	0.96

1.	Includes US$49 million to US$51 million of sales from acquired operations of Dimensions and Alexandra in the 3Q of FY 2010.

2.	Includes an assumed increase in tuxedo rental revenues of + low double digits in the 3Q of FY 2010 compared to the prior year quarter increase of 2.1%.

3.	Occupancy costs are expected to decrease in the low single digit range in the 3Q of FY 2010 from the prior year quarter.

4.	Excludes $1.8 million in costs in the 3Q 2008 from the closing of Golden Brand.

5.	Excludes acquisition transaction and integration costs and costs associated with the closure of four tuxedo distribution centers in the 3Q of FY 2010.

6.	Includes a $1.4 million benefit in the 3Q 2010 from reduction of tax valuation reserves.

UPDATED CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 p.m. Eastern time on Wednesday, September 8, 2010, Company management will host a conference call and real time web cast to review the fiscal second quarter and its outlook for the third quarter of fiscal 2010.
To access the conference call, dial 480-629-9770. To access the live webcast presentation, visit the Investor Relations section of the Company’s website at www.menswearhouse.com. A telephonic replay will be available through September 15, 2010 by calling 303-590-3030 and entering the access code of 4355146#, or a webcast archive will be available free on the website for approximately 90 days.
STORE INFORMATION

	July 31, 2010		August 1, 2009		January 30, 2010
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000’s)	of Stores	(000’s)	of Stores	(000’s)

Men’s Wearhouse	584	3,307.0	580	3,274.1	581	3,284.4

Men’s Wearhouse and Tux	434	596.4	473	644.4	454	623.4

Moores, Clothing for Men	117	735.7	117	732.7	117	734.6

K&G (a)	104	2,426.7	108	2,488.4	107	2,475.6

Total	1,239	7,065.8	1,278	7,139.6	1,259	7,118.0

(a)	95, 94 and 94 stores, respectively, offering women’s apparel.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,239 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of TwinHill in the United States and Dimensions and Alexandra in the United Kingdom.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks, changes in foreign currency rates and other factors described in the Company’s annual report on Form 10-K for the fiscal year ended January 30, 2010, Form 10-Q for the quarter ended May 1, 2010 and Current Report on Form 8-K/A filed on August 16, 2010.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.menswearhouse.com.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
July 31, 2010 AND August 1, 2009
(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2010	Sales	2009	Sales	Dollar	%	Points

Net sales:
Clothing product	$362,228	67.46%	$364,302	69.23%	$(2,074)	(0.57%)	(1.78)
Tuxedo rental services	142,462	26.53%	129,567	24.62%	12,895	9.95%	1.91
Alteration and other services	32,299	6.01%	32,339	6.15%	(40)	(0.12%)	(0.13)

Total net sales	536,989	100.00%	526,208	100.00%	10,781	2.05%	0.00

Total cost of sales	277,406	51.66%	288,420	54.81%	(11,014)	(3.82%)	(3.15)

Gross margin (a)	259,583	48.34%	237,788	45.19%	21,795	9.17%	3.15

Selling, general and administrative expenses	191,168	35.60%	173,896	33.05%	17,272	9.93%	2.55

Operating income	68,415	12.74%	63,892	12.14%	4,523	7.08%	0.60

Net interest	(275)	(0.05%)	—	0.00%	(275)	100.00%	0.05

Earnings before income taxes	68,140	12.69%	63,892	12.14%	4,248	6.65%	0.55

Provision for income taxes	25,620	4.77%	24,407	4.64%	1,213	4.97%	0.13

Net earnings	$42,520	7.92%	$39,485	7.50%	$3,035	7.69%	0.41

Net earnings per diluted common share (b)	$0.80		$0.75

Weighted average diluted common shares outstanding:	52,806		52,255

(a)	Gross margin as a percentage of related sales:

	Three Months Ended				Variance
		% of		% of			Basis
	2010	Related Sales	2009	Related Sales	Dollar	%	Points

Clothing margin	$201,107	55.52%	$194,115	53.28%	$6,992	3.60%	2.24
Tuxedo margin	120,426	84.53%	108,092	83.43%	12,334	11.41%	1.11
Alteration and other services margin	7,853	24.31%	8,649	26.74%	(796)	(9.20%)	(2.43)
Occupancy costs	(69,803)	(13.00%)	(73,068)	(13.89%)	3,265	4.47%	0.89

Gross margin	$259,583	48.34%	$237,788	45.19%	$21,795	9.17%	3.15

(b)	Calculated based on net earnings less net earnings allocated to participating securities.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE SIX MONTHS ENDED
July 31, 2010 AND August 1, 2009
(In thousands, except per share data)

	Six Months Ended				Variance
		% of		% of			Basis
	2010	Sales	2009	Sales	Dollar	%	Points

Net sales:
Clothing product	$730,599	72.30%	$723,364	73.04%	$7,235	1.00%	(0.74)
Tuxedo rental services	214,616	21.24%	200,986	20.29%	13,630	6.78%	0.94
Alteration and other services	65,240	6.46%	65,992	6.66%	(752)	(1.14%)	(0.21)

Total net sales	1,010,455	100.00%	990,342	100.00%	20,113	2.03%	0.00

Total cost of sales	549,800	54.41%	564,565	57.01%	(14,765)	(2.62%)	(2.60)

Gross margin (a)	460,655	45.59%	425,777	42.99%	34,878	8.19%	2.60

Selling, general and administrative expenses	370,818	36.70%	353,109	35.66%	17,709	5.02%	1.04

Operating income	89,837	8.89%	72,668	7.34%	17,169	23.63%	1.55

Net interest	(500)	(0.05%)	(160)	(0.02%)	(340)	212.50%	0.03

Earnings before income taxes	89,337	8.84%	72,508	7.32%	16,829	23.21%	1.52

Provision for income taxes	33,209	3.29%	27,767	2.80%	5,442	19.60%	0.48

Net earnings	$56,128	5.55%	$44,741	4.52%	$11,387	25.45%	1.04

Net earnings per diluted common share (b)	$1.05		$0.85

Weighted average diluted common shares outstanding:	52,717		52,105

(a)	Gross margin as a percentage of related sales:

	Six Months Ended				Variance
		% of		% of			Basis
	2010	Related Sales	2009	Related Sales	Dollar	%	Points

Clothing margin	$402,165	55.05%	$385,720	53.32%	$16,445	4.26%	1.72
Tuxedo margin	181,254	84.46%	167,479	83.33%	13,775	8.22%	1.13
Alteration and other services margin	16,730	25.64%	18,212	27.60%	(1,482)	(8.14%)	(1.95)
Occupancy costs	(139,494)	(13.81%)	(145,634)	(14.71%)	6,140	4.22%	0.90

Gross margin	$460,655	45.59%	$425,777	42.99%	$34,878	8.19%	2.60

(b)	Calculated based on net earnings less net earnings allocated to participating securities.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	July 31,	August 1,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$281,500	$144,449
Short-term investments	—	19,490
Accounts receivable, net	19,066	17,129
Inventories	416,377	430,777
Other current assets	61,762	51,876

Total current assets	778,705	663,721
Property and equipment, net	333,133	375,595
Tuxedo rental product, net	91,690	107,848
Goodwill	60,449	59,266
Other assets, net	22,850	16,466

Total assets	$1,286,827	$1,222,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$82,163	$78,918
Accrued expenses and other current liabilities	129,971	115,488
Income taxes payable	7,589	19,276
Current maturities of long-term debt	45,226	—

Total current liabilities	264,949	213,682
Long-term debt	—	43,161
Deferred taxes and other liabilities	64,402	63,289

Total liabilities	329,351	320,132

Shareholders’ equity:
Preferred stock	—	—
Common stock	708	703
Capital in excess of par	332,677	319,029
Retained earnings	1,000,553	961,670
Accumulated other comprehensive income	36,308	33,988
Treasury stock, at cost	(412,770)	(412,626)

Total shareholders’ equity	957,476	902,764

Total liabilities and equity	$1,286,827	$1,222,896

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE SIX MONTHS ENDED
July 31, 2010 AND August 1, 2009
(In thousands)

	Six Months Ended
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$56,128	$44,741
Non-cash adjustments to net earnings:
Depreciation and amortization	36,885	43,881
Tuxedo rental product amortization	20,812	22,089
Other	10,953	(376)
Changes in assets and liabilities	5,510	(206)

Net cash provided by operating activities	130,288	110,129

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(25,865)	(28,757)
Other investing activities	23	—

Net cash used in investing activities	(25,842)	(28,757)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,321	1,051
Payments on revolving credit facility	—	(25,000)
Cash dividends paid	(9,535)	(7,344)
Other financing activities	(2,020)	(1,678)

Net cash used in financing activities	(10,234)	(32,971)

Effect of exchange rate changes	1,270	8,636

INCREASE IN CASH AND CASH EQUIVALENTS	95,482	57,037
Balance at beginning of period	186,018	87,412

Balance at end of period	$281,500	$144,449